EXHIBIT NO. 21.1

LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2002:

1. Callida Genomics, Inc., a Delaware corporation
2. N-Mer, Inc., a Delaware corporation
3. Hyseq Diagnostics, Inc., a Nevada corporation
4. Vertical Merger Corp., a Delaware corporation